Yum! Brands Completes Separation of Yum China Business, Creating Two Powerful, Independent, Focused Growth Companies
***
Leadership Teams Will Simultaneously Ring NYSE Opening Bell Today from New York and Shanghai, Celebrating First Trade of Yum China Holdings Under Ticker “YUMC”
***
Yum! Brands Executing Transformation Plan to be More Efficient and Focused “Pure Play” Franchisor, Driving Growth of KFC, Pizza Hut and Taco Bell Worldwide

Louisville, KY, November 1, 2016 - Yum! Brands, Inc. (NYSE: YUM) today announced that it has completed the separation of Yum China Holdings, Inc. (“Yum China”) from Yum! Brands, creating two powerful, independent, focused growth companies. Yum China will begin trading “regular way” as an independent company today on the New York Stock Exchange (NYSE) under the ticker symbol “YUMC.” Yum! Brands’ and Yum China’s leadership teams will celebrate the historic milestone by simultaneously ringing today’s NYSE Opening Bell from New York and Shanghai.

“The successful separation of Yum China marks a major milestone in Yum! Brands’ history,” said Greg Creed, Chief Executive Officer of Yum! Brands. “We’ve established two powerful, independent companies that are each well capitalized with long runways for growth and value creation. We couldn’t be more excited about what the future holds for both companies.”

As it executes the transformation outlined last month, Yum! Brands will be in a strong position to maximize the potential of its three iconic KFC, Pizza Hut and Taco Bell brands around the world. Major features of Yum! Brands’ transformation and growth strategy involve being more focused, franchised (at least 98% by fiscal year ending 2018) and efficient. In 2016, Yum! Brands optimized its capital structure, and going forward the Company expects to become capital light with improved cash flow and laser-like focus on its key strategies to drive same-store sales and new unit growth worldwide.
Mr. Creed continued, “At Yum! Brands, we’re focused on building the world’s most loved, trusted and fastest-growing restaurant brands. As a ‘pure play’ franchisor, we believe the transformed Yum! Brands is going to deliver long-term sustainable results by being more focused, efficient, growth oriented and collaborative across our brands and with our franchisees.”

Additional Details on Yum China Separation
In connection with the separation, each Yum! Brands stockholder has received one share of Yum China common stock for each share of Yum! Brands common stock held as of the close of business on October 19, 2016. No fractional shares of Yum China common stock will be issued. Instead, the distribution agent will aggregate fractional shares of Yum China common stock and sell the whole shares in the open market. The aggregate net cash proceeds of the sales will be ratably distributed to those shareholders who would otherwise have received fractional shares of Yum China common stock. Approximately 364 million shares of Yum China common stock were distributed in the separation.
With the separation of the China business complete, Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. Yum China has exclusive rights in mainland China to KFC, China’s leading quick-service restaurant concept, Pizza Hut, the leading casual dining brand, and Taco Bell, which is expanding globally and opening in China in 2016. It also owns the Little Sheep and East Dawning concepts. Yum China has more than 7,300 restaurants and more than 400,000 employees in over 1,100 cities, and generated over $8 billion in system sales in 2015.

About Yum! Brands
Yum! Brands, Inc., based in Louisville, Kentucky, has nearly 43,000 restaurants in 135 countries and territories and is one of the Aon Hewitt Top Companies for Leaders in North America. The Company’s restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Worldwide, the Yum! Brands system opens over six new restaurants per day on average, making it a leader in global retail development.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication contain “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “ongoing” or other similar terminology. Forward-looking statements are based on our current expectations, estimates, assumptions or projections concerning future results or events, including, without limitation, the future earnings and performance as well as capital structure of Yum! Brands or any of its businesses, including the Yum! Brands and Yum China businesses on a stand-alone basis and the intended future plans and expectations for Yum! Brands following the separation of the China businesses as described in this news release. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Factors that could cause actual results and events to differ materially from our expectations and forward-looking statements are, in addition to those noted above, included in reports filed with the SEC by Yum! Brands from time to time, including those discussed under the heading “Risk Factors” in our most recently filed reports on Form 10-K and 10-Q, as well as in the Form 10 filed with the SEC by Yum China. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Analysts are invited to contact:
Keith Siegner, Vice President, Investor Relations and Corporate Strategy, at 888-298-6986
Elizabeth Grenfell, Director Investor Relations, at 888-298-6986

Members of the media are invited to contact:
Virginia Ferguson, Director Public Relations, at 502-874-8200